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                                                                    Exhibit 10.1


                              EMPLOYMENT AGREEMENT
                              --------------------


     THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of June 20, 2001 by and between Advanstar, Inc., a Delaware corporation (the "Company"), and Joseph Loggia ("Executive"), with effectiveness from the Effective Date (as defined below in Section 8).

     WHEREAS, the Company currently operates certain trade exposition and publishing businesses; and

     WHEREAS, the Company wishes to continue to employ Executive and Executive is prepared to continue to serve in those capacities required by the Company.

     NOW, THEREFORE, the parties agree as follows:

     1.   Position and Authority. The Company agrees to employ the Executive,
          ----------------------
and the Executive accepts such employment and agrees to serve the Company as President and Chief Operating Officer of the Company, Advanstar Communications Inc. ("ACI") and any of their respective Subsidiaries as may from time to time be requested by the Company, for the compensation and benefits detailed in Sections 3 and 4 hereof. The Executive will report to the Chairman and Chief Executive Officer of the Company. A "Subsidiary" shall be any company in which the Company beneficially owns more than 50% of the voting power of such company's outstanding voting securities.

     2.   Duties and Privileges. Executive shall devote substantially all of his
          ---------------------
business time (subject to four weeks of vacation, or such greater amount as is authorized by the Board of Directors) to the affairs of the Company during the employment term, except as may be consented to by the Board of Directors. Executive shall perform such duties and responsibilities and have such authority as is consistent with the duties and responsibilities of a President and Chief Operating Officer, including, without limitation, (a) create the operating plan (including budget), strategic plan, and related organization for the Company and ACI and submit such plans for approval by the CEO and the Board of Directors,
(b) implement the approved operating plan, strategic plan and related organization of the Company and ACI, and (c) such other duties and responsibilities as the Board of Directors or Chief Executive Officer of the Company may determine from time to time. All senior management of the Company and ACI shall report, directly or indirectly as determined by Executive, to Executive, except for the Company's Chairman, Vice Chairman, Chief Financial Officer (for his Company duties and responsibilities), and Executive Vice President - Business Development. Subject to travel requirements from time to time, Executive will report for work to the Company's offices in the greater Los Angeles area. Executive will not be required to relocate his permanent residence outside of greater Los Angeles, California; provided that, if Executive and the Company agree that Executive will relocate his permanent residence to another city (a "New Location") and perform his duties and responsibilities pursuant to the terms of this contract at the Company's offices in the New


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Location, then Executive will not be required to relocate his permanent residence outside the New Location unless Executive and the Company agree. Executive shall have the right to attend the regular and special meetings of the Board of Directors as a non-voting observer. Executive shall receive notices of such meetings at approximately the same time as the members of the Board of Directors.

     3.   Base Compensation and Bonus.
          ---------------------------

          (a)  Base Compensation. Commencing as of the Effective Date, Executive
               -----------------
will be compensated at a base salary rate of $500,000.00 per year (or such higher rate as may be set from time to time by the Chief Executive Officer in his discretion) during the employment term ("Base Salary") Base compensation will be paid in installments on the same schedule as the Company's Subsidiaries generally pay their employees. All compensation and benefits will be subject to reduction by all federal, state, local and other withholdings and similar taxes and payments required by applicable law.

          (b)  Bonus for any Fiscal Year. Executive shall receive bonus
               -------------------------
compensation based on the relationship between the Company's actual earnings before interest, taxes, depreciation and amortization and non-cash compensation expense ("EBITDA") for each fiscal year starting with the fiscal year ending December 31, 2001 (determined based on the Company's audited financial statements for such fiscal year) and the EBITDA set for such year in the Company "Adjusted Business Plan" (as defined below) as follows:

           Actual EBITDA                         Bonus
           as a Percentage                       as a Percentage
           of Plan                               of Base Salary
           -----------------------               --------------
           Less than 80%                         No bonus
           100%                                  50% of Base Salary
           120% or more                          100% of Base Salary


If actual EBITDA as a percentage of the Adjusted Business Plan falls between 80% and 120%, the amount of bonus shall be pro rated on a straight-line basis. In no case shall bonus payable under this Section 3(b) exceed 100% of Base Salary unless agreed to by the Board of Directors in its absolute discretion.

          The "Adjusted Business Plan" shall be the Company's business plan for the fiscal year in question as approved by the Board of Directors, appropriately adjusted for acquisitions or dispositions during the year as determined by the Board of Directors. For greater certainty, the business plan for 2001 (off which any adjustments for acquisitions and dispositions shall be made) shall be the business plan for such year approved by the Board in December 2000.

          Any bonus payable under this Section 3(b) shall be paid not later than 90 days after the applicable fiscal year end.


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

     4.   Benefits.
          --------

          (a) During Executive's employment by the Company, Executive will receive the same (or substantially similar) employee benefits to those provided by the Company or its Subsidiaries to other members of senior management from time to time.

          (b) During and after the employment term the Company agrees that if Executive is made a party, or compelled to testify or otherwise participate in, any action, suit or proceeding (a "Proceeding"), by reason of the fact that he is or was a director or officer of the Company or any of its Subsidiaries, Executive shall be indemnified by the Company as provided in Section 145 of the Delaware General Corporation Law or (but not to any lesser extent) as authorized by the Company's certificate of incorporation or bylaws or resolutions of the company's Board of Directors against all cost, expense, liability, damage and loss reasonably incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if he has ceased to be a director or officer of the Company or Subsidiary for the period of any applicable statute of limitations or, if longer, for the period in which any such Proceeding which commenced within the period of any such statute of limitations is pending. The Company shall advance to Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 days after receipt by the Company of a written request for such advance. Such request shall include an itemized list of the costs and expenses and an undertaking by Executive to repay the amount of such advance if it shall ultimately be determined, in a final judgment for which the time to appeal has expired, that, pursuant to applicable law, he is not entitled to be indemnified against such costs and expenses.

          (c) The Company will reimburse Executive for his reasonable and customary business expenses, including travel, accommodations and meals.

     5.   Stock Options. Subject to the terms, conditions and restrictions
          -------------
(including performance-based vesting) of the 2000 Management Incentive Plan of Advanstar Holdings Corp. ("Parent"), and the option agreement with respect
                           ------
thereto, the Company will grant the Executive an option to purchase up to 400,000 shares of Parent's Common Stock at $10.00 per share.

     6.   Term. This Agreement shall have a term equal to the period from the
          ----
Effective Date through December 31, 2003 (the "Employment Term"), provided that
                                                                  --------
Sections 9 and 10 shall survive such expiration in accordance with their terms. In addition, in the event that this Agreement is not renewed (or replaced by a new agreement) after such expiration, Executive's employment with the Company shall continue on no less favorable terms to Executive until terminated in accordance with Section 7, which shall survive such expiration.


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     7.   Termination.
          -----------

          (a) This Agreement may be terminated by the Company at any time for Cause upon written notice to Executive, which notice shall specify the reason for termination. Such notice shall be given at any time prior to termination in the case of matters described in clauses (B) or (C), and shall be given not less than 30 days prior to the date of termination, in the case of matters described in clauses (A), (D) or (E), and in the case of matters described in clauses (A),
(D) or (E) shall be rescinded if the Executive cures any misconduct, negligent act, breach or failure giving rise to such notice to the reasonable satisfaction of the Board of Directors, including curing any damage suffered by the Company as a result thereof. As used herein, "Cause" shall mean (A) willful misconduct or gross negligence by Executive in respect of his material obligations under this Agreement, (B) conviction of a felony involving moral turpitude, (C) theft of Company property or other disloyal or dishonest conduct of the Executive that materially harms the Company or its business or (in the case of dishonest conduct) undermines the confidence of the Board or the Chief Executive Officer in the Executive, (D) willful breach of this Agreement, or (E) willful failure to observe Company policies or carry out the directives of the Board of Directors or the Chief Executive Officer of the Company consistent with the terms of this Agreement.

          (b) Executive may terminate this Agreement for Good Reason by giving sixty (60) days prior written notice to the Company specifying such Good Reason; provided that the Company has not cured the condition giving rise to the
--------
Executive's right to terminate this Agreement pursuant to this Section 7(b) within 30 days of the Company's receipt of the written notice in accordance with this Section 7(b). "Good Reason" shall exist only if (i) Executive is removed or is not re-appointed as President and Chief Operating Officer, except in connection with termination of this Agreement by the Company for Cause or due to death or Disability (as defined below) or (ii) breach by the Company of any material obligation of the Company under this Agreement. Executive may terminate this Agreement without Good Reason by giving sixty (60) days prior written notice to the Company.

          (c) Should the Executive terminate this Agreement for Good Reason, or should the Company terminate this Agreement without Cause, then the Executive shall be entitled to receive such bonus payable under Section 3(b) hereof, provided that any bonus under Section 3(b) will be payable only with respect to
--------
that portion of the fiscal year in which Executive's employment was terminated (or any prior fiscal year for which bonus remains unpaid)); bonus for any partial fiscal year shall be determined by multiplying the bonus Executive would have received had he continued to work for the Company during the entire fiscal year by a fraction, the numerator of which is the number of days in the fiscal year during which Executive was employed by the Company, and the denominator of which is 365 (such amount the "Pro Rata Bonus Amount").

          (d) This Agreement shall terminate automatically upon Executive's death. This Agreement may be terminated by the Company upon written notice to Executive, or by Executive upon written notice to the Company, upon Executive's Disability. For purposes of this Agreement, "Disability" means the Executive's suffering of a disability which shall have prevented him from performing his obligations hereunder for a period of at least 90 consecutive

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days or 120 non-consecutive days in any 365 day period. In the event of termination of this Agreement due to Executive's death or Disability, in addition to any salary due to Executive as of the date of death or Disability and remaining unpaid, Executive shall be entitled to receive, at such time as Executive would otherwise would have received such sum, the Pro Rata Bonus Amount for the portion of the fiscal year in which Executive's death or Disability occurred during which Executive was employed by the Company.

          (e) If the Company terminates this Agreement with Cause or if the Executive terminates this Agreement without Good Reason, or if this Agreement is terminated under clause (d) above, then the Executive shall, from the date of such termination, no longer be entitled to any compensation or any bonus under Sections 3 or 4 (other than, (i) in the case of termination for Disability, disability benefits as provided pursuant to Section 4; (ii) in the case of termination for death or Disability, any bonus payable pursuant to clause (d) above; and (iii) in the case of the Executive terminating without Good Reason, as provided in the letter agreement referenced in Section 9). Nothing in this clause (e) shall affect Executive's rights under Company health and disability plans in which Executive participates to the extent such plans provide for benefits to be paid following the termination of employment.

          (f) Termination of this Agreement shall not discharge any liability (of either the Company or the Executive) existing at the date of termination. Further, notwithholding any termination, the provisions of Sections 9 and 10 shall survive in accordance with their terms.

     8.   Effective Date. This Agreement shall take effect as of June 20, 2001
          --------------
(the "Effective Date").


     9.   Non-Competition and Confidentiality. Executive shall execute and
          -----------------------------------
deliver a letter agreement in the form of Exhibit A hereto.

     10.  Arbitration. Any claim arising out of or relating to this Agreement
          -----------
(including disputes regarding the presence or absence of "Cause" or "Good Reason" in the event of a termination), or otherwise arising out of or relating to the Executive's employment by the Company, will be subject to arbitration in New York, New York, in accordance with the Federal Arbitration Act and the rules of the American Arbitration Association relating to commercial disputes. The prevailing party in any such arbitration shall be entitled to recover from the other party its reasonable expenses incurred in connection with such arbitration, including the reasonable fees and expenses of counsel.

     11.  Severability. If any provision of this Agreement is determined to be
          ------------
invalid or unenforceable, it shall be adjusted rather than voided, to achieve the intent of the parties to the extent possible, and the remainder of the Agreement shall be enforced to the maximum extent possible.

     12.  Entire Agreement. This Agreement (along with the letter agreement
          ----------------
referenced in Section 9) constitutes the entire agreement between Executive and the Company with respect to the terms and conditions of the employment of Executive by the Company, and supersedes all

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prior or concurrent arrangements, discussions, agreements or understandings with respect to your employment.

     13.  Governing Law. This Agreement shall be governed by the laws of the
          -------------
state in which Executive has his principal residence at the time an enforcement action is initiated without regard to principles of conflicts of law.

     14.  Notice. Any notice, or other written communication to be given
          ------
pursuant to this Agreement for whatever reason shall be deemed duly given and received (a) if delivered personally, from the date of delivery, or (b) by certified mail, postage pre-paid, return receipt requested, three (3) days after the date of mailing, addressed to the above parties as follows:

     If to the Company:

          Advanstar, Inc.
          545 Boylston Street
          Boston, MA 02116
          Attn:  Robert L. Krakoff, Chairman and Chief Executive Officer

     and  Advanstar, Inc.
          545 Boylston Street
          Boston, MA 02116
          Attn:  Eric I. Lisman, Vice President & General Counsel

     If to Executive:

          Joseph Loggia
          5742 Hilltop Road
          Hidden Hills, CA  91302

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the date and year first above written.

                                       ADVANSTAR, INC.


                                       By:
                                          --------------------------------------
                                            Robert. L. Krakoff
                                            Chairman and Chief Executive Officer




                                       -----------------------------------------
                                       Joseph Loggia


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                                                                       Exhibit A
                                                                       ---------

                                 Advanstar, Inc.
                               545 Boylston Street
                                Boston, MA 02116

                                __________, 2001

Joseph Loggia
5742 Hilltop Road
Hidden Hills, CA  91302

Dear Mr. Loggia:

     You are to be employed by Advanstar, Inc. (the "Company" and, together with its subsidiaries "Advanstar") pursuant to an Employment Agreement of even date herewith (the "Employment Agreement"). In consideration of your employment with the Company, you and the Company agree as follows:

     1.   Non-Competition. You agree that you will not, during the course of
          ---------------
your employment with the Company or for the one year period following the termination of such employment (the "Non-Compete Period"), compete with Advanstar, as defined in paragraph 4 below. If there is any conflict between the provisions of this letter agreement and the provisions of any other agreement between you and the Company in respect of the subject matter hereof, the provisions of this agreement shall govern.

     2.   Confidentiality. You acknowledge that your association with Advanstar
          ---------------
will bring you into close contact with many confidential affairs of Advanstar, including information about costs, profits, markets, sales, publications, key personnel, pricing policies, operational methods, other business affairs, methods and other information not readily available to the public, and plans for future development. In recognition of the foregoing, you covenant and agree that you will keep confidential all material confidential to Advanstar that is not otherwise in the public domain and that you will not intentionally disclose any such information to anyone outside Advanstar or make any use thereof for your own benefit or for any purpose other than the advancement of the business of Advanstar at any time except with the prior written consent of Advanstar as evidenced by a certified resolution of the Chief Executive Officer or the Board of Directors of the Company. For purposes of this Agreement, the following information shall be deemed not to constitute confidential information of
Advanstar:

          (a)  Any information developed independently by you;


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          (b)  Information that was received by you from a third-party, which, to your knowledge, is not bound by an agreement of confidentiality with Advanstar; or

          (c) Any information that is in the public domain or generally available to the public.

     3.   No Solicitation of Employees. You covenant that, for the duration of
          ----------------------------
the Non-Compete Period, you will not, and no person, corporation, partnership, or other entity over which you exercise control (whether as an officer, director, sole proprietor, holder, debt or equity securities, consultant, partner, or otherwise) will, directly or indirectly (a) enter into any written or oral agreement or understanding relating to the services of any person who is then employed by Advanstar or, in the case of any employee other than secretaries, clerks and similar employees fulfilling merely clerical functions, who has been so employed within the preceding six months, or (b) solicit, or bid against Advanstar in an attempt to be awarded, any trade show or exposition business, or any publishing contract, from any party sponsoring or arranging any trade show or exposition, or publishing or sponsoring any publication, in either case with which Advanstar then has such a relationship or contract. If there is any conflict between the provisions of this letter agreement and the provisions of any other agreement between you and the Company in respect of the subject matter hereof, the provisions of this agreement shall govern.

     4.   Certain Definitions. For purposes of this Letter Agreement,
          -------------------
competition with Advanstar shall include carrying on any business that is competitive with the business of Advanstar's Fashion Group of trade exhibitions (including without limitation, MAGIC International, WWD MAGIC, MAGIC Kids, the Edge and the former Larkin events). Nothing in this Letter Agreement shall prohibit you from being a passive owner of not more than 2% of the outstanding stock of any class or a corporation which is publicly traded, so long as you have no active participation in the management or business of such corporation.

     5.   Consideration. As consideration for the continued fulfillment of your
          -------------
covenants under this Letter Agreement, you shall be entitled to continue during the Non-Compete Period to receive (in the normal bi-weekly course in accordance with the Company's standard payroll practices) your base salary as provided in
Section 3(a) of the Employment Agreement; provided that (a) no such payments shall be due to you or made by the Company if your employment was terminated (i) by the Company for Cause (as defined in Section 7(a) of the Employment Agreement) or (ii) due to your death or Disability (as defined in Section 7(d) of the Employment Agreement); and (b) your entitlement to receive such payments and the Company's obligation to make such payments shall cease upon your failure to comply with any of your covenants under this Letter Agreement; provided that in the case of clause (b) the Company shall give you written notice describing such failure not less than ten business days prior to the proposed date of cessation of payments, and such notice shall be rescinded (and the payments shall not cease) if you reasonably cure such failure prior to the conclusion of the notice period. The termination of the payment obligation pursuant to clause
(a) or (b) of the foregoing sentence shall not release you from your covenants under this Letter Agreement.


                                        8
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     6.   Severability. The scope and effect of the terms and provisions
          ------------
contained in this Letter Agreement (including the noncompetition covenant contained in Section 1) will be as broad in time (but not beyond the time periods specified herein), geography, and all other respects as is permitted by applicable law. If arbitrators, a court, or another body of competent jurisdiction determine that any term or provision of this Agreement is excessive in scope, then if possible such term or provision will be adjusted (rather than voided) in accordance with the purpose stated in the preceding sentence and with applicable law, but in such a manner as to minimize the change in the provision. If such term or provision cannot be so adjusted, then it will be struck. All other terms and provisions of this Letter Agreement will be deemed valid and enforceable to the full extent possible. The provisions of Section 5(b) shall continue to remain applicable (based on compliance with the terms of this Letter Agreement) regardless of whether any such terms are adjusted or struck in regard to legal enforceability.

     7.   Remedies. If any of the covenants or agreements in Sections 1, 2 or 3
          --------
are violated or threatened to be violated, you agree and acknowledge that such violation or threatened violation will cause irreparable injury to Advanstar, and that the remedy at law of Advanstar for any such violation or threatened violation will be inadequate and that Advanstar will be entitled to obtain any injunction prohibiting a continuance or occurrence of such violations or threatened violations in addition to (not in limitation of) any other rights or remedies available at law or in equity. Your services hereunder are of a special, unique, unusual, extraordinary character which gives them peculiar value, the loss of which cannot be reasonably or adequately computed in damages.

     The provisions of this Letter Agreement will be binding upon and inure to the benefit of our respective heirs, executives, administrators, successors and assigns. This Letter Agreement will be governed by and construed in accordance with the laws of the state in which you have your principal residence at the time an enforcement action is initiated without regard to principles of conflicts of law.

                                     Very truly yours,

                                     ADVANSTAR, INC.


                                     By:
                                        ----------------------------------------
                                            Robert L. Krakoff
                                            Chairman and Chief Executive Officer
ACCEPTED AND AGREED:


------------------------------
Joseph Loggia



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